Exhibit 10.8 Letter Agreement with MJK Trading, Inc., Documenting Agreement of April 28, 2003 (Closing Stock Price of $.22)

May 19, 2003

                           Via Facsimile 818-407-0337

Ms. Chris A. Martin
President
MJK Trading
4172 Sunswept Drive
Studio City, CA 91604

Re:      Payment of Secured Promissory Note ("Note") dated 2/27/2003

Dear Ms. Martin:

As you know, Eagle executed and delivered to MJK Trading, Inc. a certain secured promissory note and loan made February 27, 2003 ("Note") in the principal amount of $300,000.00. To date, Eagle has not paid the principal nor interest on such Note.

MJK Trading has heretofore agreed to accept 2,181,818 shares of Eagle Broadband, Inc. common stock ("Payment Shares") as payment in full of the subject Note. The Payment Shares are calculated at $0.22 per share. Such Payment Shares are included in Eagle Broadband's Form S-3 Registration Statement. As settlement of the Note, Eagle and MJK Trading have heretofore agreed to renew, modify and extend the final maturity date of the above Note to an additional 45 days from the original maturity date of May 27, 2003 in order to provide sufficient time for the Registration Statement to become effective. Accordingly, the Payment Shares shall be delivered to MJK Trading not later than July 11, 2003.

MJK Trading shall use its best reasonable efforts to liquidate the aforementioned shares in a manner that would not adversely affect the market price of Eagle's common stock. Neither MJK Trading, nor any of its affiliates, may take, directly or indirectly, any action designed to cause or result in, or which might reasonably be expected to constitute, the manipulation of the price of the shares of Eagle's common stock.

If the after-tax cash proceeds realized by MJK Trading from the sale of the Payment Shares is less than $312,000.00, Eagle will immediately deliver to MJK Trading an amount of registered shares necessary to make up the difference. By the same token, if the after-tax cash proceeds realized by MJK Trading from the sale of the Payment Shares is greater than $325,000.00, then MJK Trading shall immediately wire transfer the difference to Eagle. Tax is defined as federal income tax in the amount of 35%.

Upon delivery of such Payment Shares to MJK Trading, or in the alternative, upon payment of the principal and interest on such Note by May 27, 2003 in immediately available good funds, it is acknowledged and understood by MJK Trading that the subject Note shall be paid in full, and MJK Trading shall immediately release any and all liens and security interests it claims against Eagle Broadband and its subsidiary, Eagle Broadband Services, Inc. pursuant to the Security Agreement dated February 27, 2003.

If the above terms do not reflect our agreement, please contact me immediately. Otherwise, please sign this letter, and return to me via fax as soon as possible.

Sincerely,

/s/ H. Dean Cubley

H. Dean Cubley, CEO

AGREED AND ACCEPTED:

MJK Trading, Inc.

By:/s/Chris A. Martin
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